                                                                    Exhibit 12.1

                                 Ziff-Davis Inc.
                Computation of Ratio of Earnings to Fixed Charges
                        (Amounts in thousands of dollars)

                                                           Two month        Period
                                                             period        Feb 29 to
                                                             ended         December                Year ended December 31,
                                                                                           ---------------------------------------
                                                           February 28,       31,
                                                 1995         1996           1996           1997             1998           1999
                                              --------     ------------    ---------       --------        ---------     ---------
Pre-tax income (loss) from continuing
operations before adjustment for minority
interests in consolidated subsidiaries or
income (loss) from equity investees          $  15,137       $   6,783     $   9,251      $  33,690       $  (32,663)   $ (765,197)

Distribution from joint ventures                     -               -             -              -                -         4,000
                                              --------       ---------     ---------      ---------       ----------    ----------
                                                15,137           6,783         9,251         33,690          (32,663)     (761,197)


Interest expense                                    -                -             -              -                -             -
Interest allocated to asset held for sale           -                -             -              -                -             -
Interest portion of rent expense                 3,141              551        2,560          3,454            3,070         4,005
                                              --------       ----------    ---------      ---------       ----------    ----------

Total fixed charges                              3,141              551        2,560          3,454            3,070         4,005
                                             ---------       ----------    ---------      ---------       ----------    ----------
Earnings before income taxes and fixed
  charges                                    $  18,278       $    7,334    $  11,811      $  37,144       $  (29,593)   $ (757,192)
                                             =========       ==========    =========      =========       ==========    ==========

Ratio of earnings to fixed charges                 5.8             13.3          4.6           10.8            (a)           (a)
                                             =========       ==========    =========      =========       ==========    ==========

                                                                             Pro forma       Pro Forma
                                                                           Twelve Months     Six Months
                                                  Six Months Ended             Ended           Ended
                                                    September 30,             March 31,     September 30,
                                              -------------------------     -----------     ------------
                                                 1999           2000            2000            2000
                                              ----------     ----------     -----------     -----------
Pre-tax income (loss) from continuing
operations before adjustment for minority     $ (1,855)      $ (14,490)     $  22,957        $ (17,137)
interests in consolidated subsidiaries or
income (loss) from equity investees

Distribution from joint ventures                 4,000           2,500          4,000            2,500
                                              ----------     ----------     -----------      ----------
                                                 2,145         (11,990)       (18,957)         (14,637)

Interest expense                                     -          27,426         61,402           30,073
Interest allocated to asset held for sale            -           1,256          1,256            1,256
Interest portion of rent expense                 1,788           3,130          3,870            3,130
                                              ----------     ----------     -----------      ----------

Total fixed charges                              1,788          31,812         66,528           34,459
                                              ----------     ----------     -----------      ----------
Earnings before income taxes and fixed
  charges                                     $  3,933       $  19,822      $  47,571        $  19,822
                                              ==========     ==========     ===========      ==========

Ratio of earnings to fixed charges                 2.2             (a)           (a)               (a)
                                              ==========     ==========     ===========      ==========

(a) For the years ended December 31, 1998 and 1999 and for the six months ended
September 30, 2000 earnings were insufficient to cover fixed charges by $32,663, $761,197 and $11,990, respectively. For the pro forma Tweleve Months Ended March
31, 2000 and pro forma Six Months Ended September 30, 2000, earnings were insufficient to cover fixed charges by $18,957 and $14,637, respectively.

